dome

How it works FAQ

Invest in real estate without loans.

Dome makes it easy for you to own high value assets through co-investing instead of borrowing with high fees and interest.

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1. Browse properties

Browse commercial or residential opportunities to rent or flip, maximizing your real estate investment potential and portfolio growth.

2. Buy shares

Invest by purchasing fractional shares with co-investors. Simple and transparent co-ownership with no loans, no barriers, just shared return.

3. Earn passive income

Enjoy rental income and property appreciation, while benefiting from professional management and minimal hassle.

* Screenshots provided are for illustration purposes only and not indivcative of actual expected returns. As with any investment, returns are not guaranteed.


Flip
New Jersey, USA
Total funding required
$150,885
Gross profit
$56, 115
Average investor payout
$18,705
over 6 months
Aggregate ROI
xx%
3 Investors
ND RS LP
Gross profit
$62,613
7 Investors

Pass off all of the heavy lifting.

We save you time and money by taking care of the ownership and investment process. Our team handles the research, vetting, bookkeeping, acquiring the property, managing the property, tenant management, and selling the asset.

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Renovation plans
3 complete / 2 in progress / 5 not started
All
Exterior (4)
Interior (3)
Plumbing (1)
Task 01
Remove carpet and install laminate flooring.
Task 02
Install new kitchen cabinets and granite countertops.
Task 03

Replace lenders with co-investors.

No interest or exorbitant fees

Become a real estate owner without ever borrowing a penny from lenders. We share profits with you so you never pay excessive up-front fees.

Purchase fractional ownership

Access properties that are broken into investable shares so you can co-own a diverse portfolio of income producing properties for a fraction of the total investment.

Opportunity details

Status

Pre-funding

Total Funding required	Remaining amount
$550,000	$210,000

Strategy: Rental

Projected ROI

Investment

Your Investment	$1,000
Your Equity	.001818%

Invest

Invest with your community.

Invite your friends and family to invest with you as part of a team or, just allow them to take part in deals you're investing in.

Search for properties

Once your account is created and funded, you can view properties based investment return goals.

Invite your community

You can invest in deals with investors like you, or you can invite your friends and family to invest with.

Create a team

When you've invited people you know, you can work together to find opportunities and invest together.


Fix and flip

Real estate flips

Earn short-term returns with fully managed flips. We handle the research, vetting, acquisition, renovation, and re-sale (flip).

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Buy and hold

Real estate rentals

Own income generating assets for a fraction of the total investment without any worry of management or maintenance.

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Ready to move past stocks & bonds?

Rental access

Free

Build monthly passive income by co-owning income producing properties that's curated and fully managed by Dome.

- View all Dome listing
- Access to managed rentals
- Long-term investment
- $1,000 Minimum investment

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*As with any investment, returns are not guaranteed.

Full access

$5/mo

Co-own income producing properties and get access to higher returns through co-investing in real estate flips with a investment minimum.

- Access to rentals and flips
- Fully managed rentals and flips
- Short-term investments
- $100 Minimum investment

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*As with any investment, returns are not guaranteed.

Want to list a property for our community of investors?

Contact us →

Got questions?

We've got answers

How does the profit-sharing model work with no interest ?

Our platform uses a transparent profit-sharing model without charging interest. This means that investors earn returns based on the performance of the property, rather than through fixed interest payments. We'll provide detailed information on how profits are calculated and distributed among investors.

What types of properties can I invest in through this app ?

Our app offers a diverse range of investment opportunities, including:

- Residential properties
- Commercial buildings
- Industrial properties
- Vacation rentals
- Mixed-use developments

You can choose the property types that best align with your investment goals and risk tolerance.

What is the minimum investment amount ?

We offer flexible investment options to suit various budgets. While the exact minimum may vary, we have options starting from as low as $100. This low entry point allows more people to participate in real estate investing without requiring large upfront capital.

How liquid is my investment, and can I sell my shares ?

Dome currently does not have the ability to liquidate or sell your shares in the investment without a sale of the overall investments. This is a feature that Dome plans to introduce in the future.

What kind of information and analytics will I receive about my investments ?

We believe in full transparency and providing our investors with comprehensive information. You'll have access to:

- Detailed property information
- Regular performance updates
- Analytics reports
- Easy-to-use interface for monitoring your investments

These tools will help you make informed decisions about your real estate investments.

Receive notifications and gain early access to sought-after properties.

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